Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors & Media:

Wright Medical Group N.V. Julie D. Tracy Sr. VP, Chief Communications Officer (901) 290-5817 (office) julie.tracy@wright.com

Wright Medical Group N.V. Completes Divestiture of Large Joints Business

AMSTERDAM, The Netherlands – October 24, 2016 – Wright Medical Group N.V. (NASDAQ:WMGI) today announced the closing of the transaction to divest its large joints (hip/knee) business to Corin Orthopaedics Holdings Limited (Corin). Following a required consultation process with its employee works council and health and safety committee in France, Wright accepted the previously announced binding offer from Corin, and on October 21, 2016, Wright and Corin subsequently entered into a business sale agreement and simultaneously completed and closed the transaction.

Under the terms of the agreement, Corin acquired the large joints business for the previously announced €29.7 million in cash (or approximately $32.3 million based on currency exchange rates on October 21, 2016). Net after-tax proceeds to Wright, after net working capital adjustments and payment of estimated transaction and transition costs, are anticipated to be approximately $20 million.

Robert Palmisano, president and chief executive officer of Wright Medical, stated, “The completion of the sale of this business to Corin should enable both businesses to flourish as separate companies focused in their unique market spaces with strong management teams that will position them for continued success. We will now devote our full resources and attention on accelerating growth opportunities in the high-growth Extremities and Biologics markets and believe this will enhance our ability to create significant shareholder value. We are grateful to our large joint employees for their dedication and hard work.”

Internet Posting of Information

Wright routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.wright.com. The company encourages investors and potential investors to consult the Wright website regularly for important information about Wright.

About Wright Medical Group N.V.

Wright Medical Group N.V. is a global medical device company focused on extremities and biologics products. The company is committed to delivering innovative, value-added solutions improving quality of life for patients worldwide and is a recognized leader of surgical solutions for the upper extremities (shoulder, elbow, wrist and hand), lower extremities (foot and ankle) and biologics markets, three of the fastest growing segments in orthopaedics. For more information about Wright, visit www.wright.com.

™ and ® denote trademarks and registered trademarks of Wright Medical Group N.V. or its affiliates, registered as indicated in the United States, and in other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “could,” “should,” “may,” “will,” “believe,” “estimate,” “continue,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include, but are not limited to, statements about the future success of Wright’s extremities and biologics business and its ability to create significant shareholder value and the anticipated after-tax net proceeds to Wright from the divestiture. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward-looking statement contained in this release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, Wright’s post-closing obligations which will require Wright to dedicate substantial resources, personnel and manufacturing capacity that may add costs to its ongoing business and cause it to incur unanticipated costs and liabilities and other general business risks and uncertainties, including the timing of regulatory approvals and introduction of new products; physician acceptance, endorsement, and use of new products; failure to achieve the anticipated benefits from approval of AUGMENT® Bone Graft; the effect of regulatory actions, changes in and adoption of reimbursement rates; product liability claims and product recalls; pending and threatened litigation; risks associated with international operations and expansion; the adequacy of Wright’s capital resources and need for additional financing; and the risks identified under the heading “Risk Factors” in Wright’s Annual Report on Form 10-K for the fiscal year ended December 27, 2015 filed by Wright with the Securities and Exchange Commission (SEC) on February 23, 2016 and Wright’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2016 filed by Wright with the SEC on August 2, 2016. Investors should not place considerable reliance on the forward-looking statements contained in this release. Investors are encouraged to read Wright’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this release speak only as of the date of this release, and Wright undertakes no obligation to update or revise any of these statements. Wright’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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